Exhibit 3.1

Conformed Copy

CERTIFICATE OF AMENDMENT

TO

RESTATED CERTIFICATE OF INCORPORATION

OF

AXCELIS TECHNOLOGIES, INC.

It is hereby certified that:

1.	The name of the corporation (hereinafter called the “Corporation”) is Axcelis Technologies, Inc. The name under which the Corporation was originally incorporated is Eaton Semiconductor Equipment Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 21, 1995. A Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 2, 2017.

2.	The Restated Certificate of Incorporation filed on November 2, 2017 is hereby amended to replace the existing heading of Article 10 and the existing Article 10.1 with the following:

10. Liability of Directors and Officers; Indemnification.

10.1. The personal liability of the directors and officers of the Corporation is hereby eliminated to the fullest extent permitted by Section 102(b)(7) of the DGCL, as the same may be amended and supplemented. Without limiting the generality of the foregoing, no director or officer shall be personally liable to the Corporation (in the case of directors) or any of its stockholders (in the case of directors and officers) for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) (in the case of directors) pursuant to Section 174 of the DGCL, or (iv) for any transaction from which the director or officer derived an improper personal benefit. No amendment to, repeal of or elimination of this provision shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or its application with respect to any acts or omissions of such director or officer occurring prior to such amendment, repeal or elimination. If the DGCL is amended to permit further elimination or limitation of the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

3.	This Amendment to the Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, AXCELIS TECHNOLOGIES, INC. has caused this Certificate of Amendment to be signed by its duly authorized officer this day of May 9, 2024.

AXCELIS TECHNOLOGIES, INC.

By:	/s/ Lynnette C. Fallon
Name: Lynnette C. Fallon
Title: EVP HR/Legal, General Counsel and Secretary